EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement and Prospectus of Dollar Financial Corp. on Form S-3 of our report dated February 27, 2009, relating to the consolidated balance sheet of Military Financial Services, LLC as of December 31, 2008, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year then ended and to the use of our name as it appears under the caption “Experts”.
/s/ Crowe Horwath LLP

Lexington, Kentucky
December 30, 2009